Exhibit 99.1

OXIS International Announces Significant Revenues During the 3rd Quarter From the Launch of Its Skin Care Product Line

BEVERLY HILLS, Calif., Oct. 24, 2012 (GLOBE NEWSWIRE) -- via PRWEB - OXIS International, Inc., (OXIS) (OXI.PA) today announced revenues for the third quarter were in excess of $110,000. This represents more than a 400% increase in revenues over all of 2011.

David Saloff, OXIS Chairman and CEO stated, "We are extremely pleased with this very successful launch with our partners at Engage BDR. Our initial products, Prograce (http://www.prograceyou.com) and Reverge (http://www.revergeyou.com) are being very well received in the market place. Sales were initiated in July and have been climbing steadily through the quarter with September orders being nearly 300% higher than July's orders. I fully expect that the Company will continue to see significant revenue growth over the next few quarters resulting in a highly profitable 2013 for the Company and its shareholders. More detailed information will be available shortly in the Company's upcoming 10Q filing. We will be keeping the investment community up to date on all exciting developments that take place during the course of the upcoming months."

"The business and science teams at OXIS International have continued to demonstrate tremendous expertise in product development with its EGT product line which we're extremely excited to deliver to the market," said Ted Dhanik, president, engage:BDR.

About OXIS International, Inc.

OXIS International, Inc. develops technologies and products to research, diagnose, treat and prevent diseases of oxidative stress/inflammation associated with damage from free radical and Reactive Oxygen Species (ROS). The company holds the exclusive patent to manufacture EGT, which has received full GRAS (safety) approval. In addition the company holds the rights to several therapeutic classes of compounds in the area of oxidative stress, including EGT(TM) (99% pure L-ergothioneine), known as the intelligent antioxidant.

Contact:

OXIS International
David Saloff
david@oxis.com
424-248-2311